Exhibit 3(ii)

AMENDED BYLAWS

METRO BANCORP, INC.

As Amended October 8, 2014

ARTICLE 2
SHAREHOLDER MEETINGS

Section 2.2    The annual meeting of the shareholders for the election of directors and the transaction of such other business as may properly come before the meeting shall be held at such time as the Board of Directors shall fix. Subject to Sections 2.7 and 8.1, any business which is a proper subject for shareholder action may be transacted at the annual meeting, irrespective of whether the notice of said meeting contains any reference thereto, except as otherwise provided by applicable law.
Section 2.7    Except as otherwise provided by applicable law or regulation, notice of any proposal by a shareholder which the shareholder desires to submit for a vote at the Company’s annual meeting must be submitted to the Company’s Secretary at the Company’s registered address no later than 90 calendar days, nor earlier than 120 days, prior to the anniversary of the date of the Company’s proxy materials released to shareholders for the previous year’s annual meeting; provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before the anniversary date of the previous year’s annual meeting and ends 30 days after such anniversary date (an annual meeting date outside such period being referred to as an “Other Meeting Date”), the notice shall be given in the manner provided herein by the later of the close of business on (i) the date 90 days prior to such Other Meeting Date or (ii) the tenth day following the such Other Meeting Date is first publicly announced or disclosed. The notice must include the name and residence address of the notifying shareholder, the number of shares of the Company owned by the notifying shareholder, and a description of the basis for the proposal. A proposal not submitted in the manner or within the time provided herein shall not be included on the agenda for the annual meeting and shall not be deemed to have been submitted on a timely basis.

ARTICLE 8
DIRECTORS

Section 8.1    Any shareholder who intends to nominate or to cause to have nominated any candidate for election to the Board of Directors (other than any candidate proposed by the Corporation’s then existing Board of Directors) shall so notify the Chairman of the Board of the Corporation in writing not less than ninety (90) days, nor more than one hundred twenty (120) days, prior to (1) the date of a special meeting called for the purpose of electing directors or, (2) in the case of an annual meeting, the first anniversary date of the Company’s proxy materials released to shareholders for the previous year’s annual meeting; provided, however, with respect to clause (2), if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before the anniversary date of the previous year’s annual meeting and ends 30 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the notice shall be given in the manner provided herein by the later of the close of business on (i) the date 90 days prior to such Other Meeting Date or (ii) the tenth day following the date such Other Meeting Date is first publicly announced or disclosed. Such notification shall contain the following information to the extent known by the notifying shareholder:

(a)	the name and address of each proposed nominee;

(b)	the age of each proposed nominee;

(c)	the principal occupation of each proposed nominee;

(d)	the number of shares of the Corporation owned by each proposed nominee;

(e)	the total number of shares that to the knowledge of the notifying shareholder will be voted for each proposed nominee;

(f)	the name and residence address of the notifying shareholder; and

(g)	the number of shares of the Corporation owned by the notifying shareholder.
Any nomination for director not made in accordance with this Section shall be disregarded by the Chairman of the meeting, and votes cast for each such nominee shall be disregarded by the judges of election. In the event that the same person is nominated by more than one shareholder, if at least one nomination for such person complies with this Section, the nomination shall be honored and all votes cast for such nominee shall be counted.